EXHIBIT 10.216

                AMENDMENT TO COMPROMISE AND SETTLEMENT AGREEMENT


     This Amendment to Compromise and Settlement Agreement (the "Agreement") is made and entered into on the date entered below by and between Fidelity Funding, Inc. ("Fidelity") and Pollution Research and Control Corporation ("Pollution Research"). Fidelity and Pollution Research are referred to herein singularly as a "Party" and collectively as the "Parties."

     WHEREAS, on or about April 7, 1998 Fidelity filed suit in the 44th Judicial District Court of Dallas County, Texas against Pollution Research in a case styled Fidelity Funding, Inc. v. Pollution Research and Control Corporation and numbered 98-02820-B (the "Lawsuit")' and,

     WHEREAS, on or about June 22, 1998 a Default Judgment was entered in the Lawsuit in favor of Fidelity in the amount of $766,708.77 together with attorneys' fees in the amount of $1,322.50, pre-judgment interest from and after June 9, 1998 at the per diem rate of $326.42, costs and post-judgment interest at the rate of 15% per annum (the "Judgment"); and,

     WHEREAS, pursuant to a Compromise Settlement and Release Agreement dated as of August 12, 1999 certain agreements were reached between the Parties regarding the Judgment and related matters (the "Original Settlement Agreement"); and

     WHEREAS, the Parties are desirous of modifying the Original Settlement Agreement as set forth herein;

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Fidelity and Pollution Research agree as follows:

     1. Fidelity and Pollution Research agree and acknowledge that Fidelity has incurred attorneys' fees from and after February 1, 2000 with its Texas and California counsel in the aggregate amount not to exceed $5,000.00 (the "Attorneys Fees"), and Pollution Research agrees to pay the Attorneys' Fees.

     2. Fidelity and Pollution Research agree and acknowledge that the total outstanding amount of the Judgment as of March 23, 2000 is $483,949.27 (the "Judgment Amount"), and that the outstanding portion of the Judgment Amount shall accrue interest from and after March 23, 2000 at the rate of 15% per annum. The Judgment Amount and Attorneys' Fees together with any interest accruing on the Judgment Amount is referred to herein as the "Settlement Amount".

     3. Contemporaneously with the execution of this Agreement and in no event later than 5:00 p.m. on March 24, 2000, Pollution Research shall pay to Fidelity the sum of $200,000.00 to be applied to the Settlement Amount as of the date of receipt.




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     4. In consideration for such payment, for a period of 14 days from and after the date hereof (the "Forbearance Period"), Fidelity shall forbear from taking any affirmative action to collect and enforce the Judgment including, but not limited to, execution, levy, garnishment, or attachment. In the event that the Settlement Sum is not paid in full, immediately upon the expiration of the Forbearance Period, Fidelity shall be fully entitled to enforce and collect the unpaid portion of the Judgment and to pursue any and all remedies available to it under applicable law to collect the unpaid portion of the Judgment and Attorneys' Fees.

     5. Fidelity shall commence efforts to sell the Settlement Consideration Shares (as that term is defined in the Original Settlement Agreement) and shall deliver the Settlement Consideration Shares to Fred Ott together with documents requested by Ott which are necessary to transfer the shares within three days from the date hereof and in the event that the Settlement Consideration Shares are sold during the Forbearance Period for an amount sufficient to satisfy the outstanding balance of the Settlement Amount, any and all sale proceeds remaining following the satisfaction of the outstanding balance of the Settlement Amount and any unsold shares comprising the Settlement Consideration Shares shall be returned to Pollution Research. If, however, the Settlement Consideration Shares are sold and the proceeds from the sale are insufficient to satisfy the outstanding balance of the Settlement Amount, Pollution Research shall pay the shortfall together with any accrued but unpaid interest thereon. Further, in the event that the Settlement Consideration Shares are sold following the expiration of the Forbearance Agreement for an amount in excess of the Settlement Amount, Fidelity shall be entitled to retain any such excess. For purposes of this Agreement, the sale shall be deemed to be completed upon a transfer of the shares provided, however, that the proceeds are distributed to Fidelity within 10 days of such transfer.

     6. The Parties expressly agree and acknowledge that the Warrants (as that term is defined in the Original Settlement Agreement) are expressly excluded from the Settlement Consideration Shares. Pollution Research hereby agrees that unless the Warrants are sold by Fidelity prior to such registration, Pollution Research shall include the shares represented by the Warrants in its next registration of shares. Pollution Research shall use its best efforts to register the shares represented by the Warrants as soon as possible, and in any event shall cause the shares represented by the Warrants to be registered on or before the sixth month anniversary of this Agreement. Notwithstanding the foregoing, Fidelity shall have the right but not the obligation to sell the Warrants at any time during the six month period or thereafter.

     7. Upon payment in full of the Settlement Amount, Fidelity shall execute a release of the Judgment.

     8. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas.

     9. All Parties to this Agreement have had the benefit of counsel of their choice and have been afforded an opportunity to review this Agreement with their chosen counsel.

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     10. This Agreement may be executed in a number of counterparts all of which together shall for all purposes constitute one agreement, binding on all of the Parties, notwithstanding that all of the Parties have not signed the same counterpart, and it shall not be necessary to produce more than one counterpart of this Agreement for evidentiary purposes.

     11. This Agreement may be modified by written instrument only, signed by all Parties.

     SIGNED this 24th day of March, 2000.

                                           FIDELITY FUNDING, INC.

                                           By: /s/ Roger Marshall

                                           POLLUTION RESEARCH AND CONTROL
                                           CORPORATION


                                           By: /s/  Albert E. Gosselin
                                                President